January 2012 Pricing Sheet dated January 20, 2012 relating to Free Writing Prospectus dated January 6, 2012 Registration Statement No. 333-158385 Filed pursuant to Rule 433

INTEREST RATE Structured Investments

Senior Fixed Rate Step-Up Callable Notes due January 23, 2024

PRICING TERMS – January 18, 2012
Issuer:		HSBC USA Inc.
Aggregate principal amount:		$4,796,000
Stated principal amount:		$1,000 per note
Issue price:		$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:		January 18, 2012
Original issue date:		January 23, 2012 (3 business days after the pricing date)
Maturity date:		January 23, 2024, or if such day is not a business day, the next succeeding business day
Interest rate:

3.50% per annum, from and including the original issue date to but excluding January 23, 2017;

5.00% per annum, from and including January 23, 2017 to but excluding January 23, 2022; and

7.00% per annum, from and including January 23, 2022 to but excluding the maturity date.

Interest payment period:		Semi-Annually
Interest payment dates:		Each January 23 and July 23, beginning July 23, 2012; provided that if any interest payment date falls on a day that is not a business day (including an interest payment date that is also the maturity date or a redemption date), such interest payment date will be postponed to the immediately succeeding business day and no interest will accrue in respect of such postponement.
Day-count convention:		30/360
Redemption:		The Issuer has the right to redeem these notes, in whole or in part, on the redemption dates and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem some or all of the notes, we will give you notice at least 10 business days before the redemption date specified in the notice.
Redemption percentage at redemption dates:		100% per note redeemed
Redemption dates:		January 23, 2017 and January 23, 2022
Specified currency:		U.S. dollars
Indenture and Trustee:		Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee. Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.
Paying agent:		Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.
Calculation agent:		HSBC USA Inc., or one of its affiliates.
Listing:		The notes will not be listed on any U.S. securities exchange or quotation system.
Denominations:		$1,000 / $1,000
CUSIP:		4042K1VJ9
ISIN:		US4042K1VJ96
Book-entry or certificated note:		Book-entry
Business day:		Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying free writing prospectus dated January 6, 2012.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	$1,000	$17.50	$982.50
Total	$4,796,000	$83,930	$4,712,070

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of up to $17.50 per $1,000 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of up to $17.50 for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on page 4 of the accompanying free writing prospectus.

You should read this document together with the free writing prospectus describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The free writing prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000114420412001139/v244752_fwp.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

January 2012	Page 1